Exhibit 10.3

FORM OF
EMPLOYEE MATTERS AGREEMENT
by and between
JOHNSON & JOHNSON
and
KENVUE INC.
Dated as of [●], 2023

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01.	Definitions	1
SECTION 1.02.	Glossary of Defined Terms	6

ARTICLE II

General

SECTION 2.01.	Employee Transfers and Wrong Pockets	6
SECTION 2.02.	Employees Returning From Leave	7
SECTION 2.03.	General Allocation of Employee Liabilities	7
SECTION 2.04.	General Treatment of Employee Benefits	8
SECTION 2.05.	Non-Termination of Employment or Benefits	8
SECTION 2.06.	Power to Amend	8
SECTION 2.07.	No Right to Continued Employment	8
SECTION 2.08.	Service Providers	9
SECTION 2.09.	Transition Services	9
SECTION 2.10.	Personnel Records	9
SECTION 2.11.	Deferred Markets	10

ARTICLE III

Collective Bargaining Agreements
		10
SECTION 3.01.	Continuity and Performance of Agreements

ARTICLE IV

Welfare Plans; Workers Compensation

SECTION 4.01.	Welfare Plans	11
SECTION 4.02.	Workers Compensation Claims	11

ARTICLE V

Pension Plans

SECTION 5.01.	General	12
SECTION 5.02.	Non-Transferring Pension Plans	12
i

ii

iii

EMPLOYEE MATTERS AGREEMENT, dated as of [●], 2023, by and between JOHNSON & JOHNSON, a New Jersey corporation (“J&J”), and Kenvue Inc., a Delaware corporation (“Kenvue” and, each of J&J and Kenvue, a “Party” and together, the “Parties”).
R E C I T A L S
WHEREAS, pursuant to the Separation Agreement, the Parties have effected or agreed to effect the Internal Transactions and Initial Public Offering;
WHEREAS, following the Initial Public Offering, pursuant to the Separation Agreement, J&J intends to effect the Distribution and may effect the Other Disposition; and
WHEREAS the Parties wish to set forth their agreement as to certain matters regarding employment, compensation, employee benefits and arrangements with certain non-employee service providers.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement, unless otherwise indicated.
“Agreement” means this Employee Matters Agreement.
“Benefit Plan” means any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, performance unit, deferred stock unit or other equity-based compensation, severance pay, retention, change in control, salary continuation, life insurance, death benefit, health, hospitalization, workers compensation, welfare benefits, perquisites, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA.
“Collective Bargaining Agreement” means any collective bargaining, works council or other labor union agreement, contract or arrangement.

“Employment Taxes” means all fees, taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Former Employee” means each individual who, as of the Standup Date, is a former employee of a member of the J&J Group or a member of the Kenvue Group, but excluding any J&J Employee or Kenvue Employee.
“Individual Agreement” means a Benefit Plan that is an individual employment contract or other similar agreement between, on the one hand, any member of the J&J Group or any member of the Kenvue Group and, on the other hand, any J&J Employee, Kenvue Employee or Former Employee.
“J&J U.S. Savings Plans” means the J&J Savings Plan and the J&J Retirement Savings Plan.
“J&J Benefit Plan” means any Benefit Plan (a) that is sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any member of the J&J Group, in each case, excluding any Benefit Plan that is sponsored or maintained by a member of the Kenvue Group or (b) that is an Individual Agreement to which a member of the J&J Group is a party.
“J&J CBA” means each Collective Bargaining Agreement covering J&J Employees.
“J&J Conversion Price” means the average of the volume weighted average price of a share of J&J Common Stock, trading on a “regular way with due bills” basis, for each of the ten consecutive trading days immediately preceding the Distribution Date, rounded to the nearest cent.
“J&J Employee” means (a) each individual who was employed by a member of the J&J Group as of immediately prior to the Standup Date, including any such individual who was not actively at work at such time due to an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term and long-term disability) or vacation and (b) each individual who commenced or commences employment with a member of the J&J Group any time on or after the Standup Date; provided, that, where the context requires, “J&J Employee” shall include any individual who, on or after the Standup Date, met the criteria in clause (a) or (b) but has since terminated employment with the J&J Group.
“J&J Employee Liabilities” means all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits to any individuals, that arise (a) before, on or after the Separation Date with respect to (i) the employment of any J&J Employee, Kenvue Employee or Former Employee to the extent arising in connection with, or as a result of the performance of services with respect to, the J&J Business or (ii) the termination of employment of any Former Employee if such Former Employee was primarily providing services to the J&J Business as of the date of such termination of employment, in each case, excluding any Liabilities that are covered under clause (b) of the definition of Kenvue Employee Liabilities or (b) under any J&J Benefit Plan as a result of the failure of the J&J Group to operate such J&J Benefit Plan in accordance with its terms or the requirements of applicable Law.
“J&J Equity Awards” means, collectively, the J&J PSU Awards, J&J Option Awards and J&J RSU Awards.
“J&J Non-Qualified Plan” means each nonqualified deferred compensation plan or arrangement, including any such plan that is an excess defined benefit or defined contribution plan, that is a J&J Benefit Plan, but excluding the J&J Excess Savings Plan.
“J&J Non-U.S. Pension Plan” means each J&J Benefit Plan that is a defined benefit pension plan that is maintained in, or is contributed to in respect of current or former employees who are or were principally employed in, any jurisdiction outside of the United States.
“J&J Option Award” means an option to purchase shares of J&J Common Stock granted under the J&J Stock Plans and outstanding as of immediately prior to the Distribution.
“J&J Pension Plan” means any J&J Non-U.S. Pension Plan and any J&J U.S. Pension Plan.
“J&J PSU Award” means a performance share unit granted under the J&J Stock Plans and outstanding as of immediately prior to the Distribution.
“J&J Restricted Employee” means each current J&J Employee and each J&J Employee whose termination of employment occurs on or after March 13, 2023, excluding any such individual whose employment is involuntarily terminated by the J&J Group other than for “cause”.
“J&J Retiree Plan” means each J&J Benefit Plan that provides post-retirement medical or dental insurance coverage or benefits (excluding any such coverage or benefits mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar applicable Law).
“J&J RSU Award” means a restricted share unit granted under the J&J Stock Plans and outstanding as of immediately prior to the Distribution.
“J&J Stock Plans” means the J&J 2012 Long-Term Incentive Plan and the J&J 2022 Long-Term Incentive Plan, each as amended and restated from time to time.
“J&J U.S. Pension Plans” mean the Consolidated Retirement Plan of J&J and the J&J Retirement Plan for Puerto Rico Employees.

“J&J Welfare Plan” means a Welfare Plan that is a J&J Benefit Plan.
“J&J Workers Compensation Plan” means any workers compensation plan that is a J&J Benefit Plan.
“Kenvue Benefit Plan” means any Benefit Plan (a) that is sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any member of the Kenvue Group, in each case, excluding any Benefit Plan that is sponsored or maintained by a member of the J&J Group or (b) that is an Individual Agreement to which a member of the Kenvue Group is a party.
“Kenvue CBA” means each Collective Bargaining Agreement covering Kenvue Employees.
“Kenvue Conversion Price” means the average of the volume weighted average price of a share of Kenvue Common Stock for each of the ten consecutive trading days immediately preceding the Distribution Date, rounded to the nearest cent.
“Kenvue Conversion Ratio” means a fraction, the numerator of which is the J&J Conversion Price, and the denominator of which is the Kenvue Conversion Price, rounded to six decimal places.
“Kenvue Employee” means (a) each individual who was employed by a member of the Kenvue Group as of immediately prior to the Standup Date, including any such individual who was not actively at work at such time due to an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term and long-term disability) or vacation and (b) each individual who commenced or commences employment with a member of the Kenvue Group any time on or following the Standup Date; provided, that where the context requires, “Kenvue Employee” shall include any individual who, on or after the Standup Date, met the criteria in clause (a) or (b) but has since terminated employment with the Kenvue Group.
“Kenvue Employee Liabilities” means all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits to any individuals, that arise (a) before, on or after the Separation Date with respect to (i) the employment of any J&J Employee, Kenvue Employee or Former Employee to the extent arising in connection with, or as a result of the performance of services with respect to, the Kenvue Business (including, for the avoidance of doubt, claims by J&J Employees incurred while performing work for, or on behalf of, the Kenvue Business) or (ii) the termination of employment of any Former Employee if such Former Employee was primarily providing services to the Kenvue Business as of the date of such termination of employment, in each case, excluding any Liabilities that are covered under clause (b) of the definition of J&J Employee Liabilities or (b) under any Kenvue Benefit Plan.
“Kenvue Employee on Leave” means each employee of either the J&J Group or the Kenvue Group who, as of immediately prior to the applicable leave of absence, spent more than 50% of his or her work time in the operation of the Kenvue Business or was otherwise essential to the operation of the Kenvue Business, and who is on a leave of absence immediately prior to the Distribution Date and is not expected to return from such leave prior to January 1, 2025.
“Kenvue Restricted Employee” means each current Kenvue Employee and each Kenvue Employee whose termination of employment occurs on or after March 13, 2023, excluding any such individual whose employment is involuntarily terminated by the Kenvue Group other than for “cause”.
“Second Step Transaction” means the Distribution or the Other Disposition, as applicable.
“Separation Agreement” means the Separation Agreement dated as of the date hereof by and between J&J and Kenvue.
“Service Provider” means any non-employee individual who provides services supporting one or more members of the J&J Group and/or the Kenvue Group, whether as a consultant, independent contractor or other similar role (other than as an employee), excluding any non-employee member of the board of directors of J&J or Kenvue.
“Standup Date” means January 1, 2023.
“Tax” shall have the meaning set forth in the TMA.
“Welfare Plan” means any Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability benefits or other group welfare or fringe benefits.

SECTION 1.02.    Glossary of Defined Terms. The following terms shall have the meanings set forth in the Sections set forth below:

Definition	Section
2023 AIPs	8.01(b)
Active Participant	5.01
Deferred Market Employee	2.11
Employment Records	2.10
Kenvue U.S. Savings Plan	6.01
Kenvue Excess Savings Plan	9.01(b)
Kenvue Pension Plan	5.03(a)
Kenvue Stock Plan	7.01
Kenvue Welfare Plan	4.01(a)
Kenvue Workers Compensation Plan	4.02(a)
Non-U.S. DC Plan	6.06
Non-Transferring Pension Plan	5.02
Pension Bridge Date	5.04
Puerto Rico Code	6.01
Savings Plan Transfer Date	6.02
Substitute Kenvue Option Award	7.04
Substitute Kenvue RSU Award	7.02
To-J&J Employee	2.01
To-Kenvue Employees	2.01
Transferring Pension Plan	5.03(a)
U.S. Pension Entry Period Kenvue Employee	5.01
U.S. Pension Kenvue Employee	5.04
WC Effective Date	4.02(a)
Wrong Pockets Employee	2.01(b)
Workers Compensation Event	4.02(a)
ARTICLE II
General
SECTION 2.01.    Employee Transfers and Wrong Pockets. (a) In the event that, following the date of this Agreement but prior to the Distribution Date, J&J determines, in its sole discretion, that (i) an employee of the J&J Group spends more than 50% of his or her work time in the operation of the Kenvue Business or is otherwise essential to the operation of the Kenvue Business following the Initial Public Offering (a “To-Kenvue Employee”) or (ii) an employee of the Kenvue Group spends at least 50% of his or her work time in the operation of the J&J Business or is otherwise essential to the operation of the J&J Business following the Initial Public Offering (a “To-J&J Employee”), then the Parties shall use commercially reasonable efforts to transfer the employment of each To-Kenvue Employee to a member of the

Kenvue Group and transfer the employment of each To-J&J Employee to a member of the J&J Group, in each case, on or prior to the Distribution Date.
(b)    In the event that a To-Kenvue Employee or a To-J&J Employee does not become a Kenvue Employee or a J&J Employee (each, a “Wrong Pockets Employee”), as applicable, including as a result of such individual rejecting an offer of employment or objecting to an automatic transfer of employment, then the J&J Group and the Kenvue Group will reasonably cooperate to make the services of such Wrong Pockets Employee available to the Kenvue Group or the J&J Group, as applicable, until such services are no longer required from such Wrong Pockets Employee (including as a result of the Kenvue Group or the J&J Group, as applicable, assigning such services to another individual), as reasonably determined by the recipient of such services. Notwithstanding anything in this Agreement to the contrary, including the definitions of J&J Employee Liabilities and Kenvue Employee Liabilities: (i) in the case of a Wrong Pockets Employee who is a To-Kenvue Employee, provided, that the J&J Group terminates the employment of such Wrong Pockets Employee within thirty days of the date such individual ceases providing services to the Kenvue Group (or such later date as is required by applicable Law or any legally binding agreement or contract), all reasonably incurred Liabilities relating to the employment of such Wrong Pockets Employee from and after the Standup Date, including Liabilities in connection with the termination of employment of such Wrong Pockets Employee, shall be Kenvue Employee Liabilities; and (ii) in the case of a Wrong Pockets Employee who is a To-J&J Employee, provided, that the Kenvue Group terminates the employment of such Wrong Pockets Employee within thirty days of the date such individual ceases providing services to the J&J Group (or such later date as is required by applicable Law or any legally binding agreement or contract), all reasonably incurred Liabilities relating to the employment of such Wrong Pockets Employee from and after the Standup Date, including Liabilities in connection with the termination of employment of such Wrong Pockets Employee, shall be J&J Employee Liabilities.
SECTION 2.02.    Employees Returning From Leave. In the event that any Kenvue Employee on Leave returns from his or her leave of absence and such Kenvue Employee on Leave is entitled to, or claims to be entitled to, recommence employment with a member of the J&J Group, then a member of the Kenvue Group shall make an offer of employment to such individual as soon as practicable, but in no event later than ten days, following such individual’s eligibility to return to active service. Offers of employment described in this Section 2.02 shall be on substantially similar terms and conditions, including in respect of compensation and benefits, as those provided to Kenvue Employees who are employed in similar positions. To the extent that the Kenvue Group is required to employ or make offers of employment to any such Kenvue Employee on Leave who returns from leave under this Section 2.02 or applicable Law, such employee shall be considered a Kenvue Employee for purposes of this Agreement upon his or her return to active service.
SECTION 2.03.    General Allocation of Employee Liabilities. Except as otherwise expressly provided in this Agreement, effective as of the Separation Date, (a) a member of the Kenvue Group shall assume or retain, and the members of the Kenvue Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the

Kenvue Employee Liabilities, and (b) a member of the J&J Group shall assume or retain, and the members of the J&J Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the J&J Employee Liabilities. For the avoidance of doubt, no Party shall be required to reimburse the other Party for Liabilities to the extent that such Liabilities have been satisfied prior to the Separation Date.
SECTION 2.04.    General Treatment of Employee Benefits. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, the Separation Agreement or any Ancillary Agreement or as required by the terms of any J&J Benefit Plan or by applicable Law, the J&J Group has taken all actions necessary or appropriate so that active participation in J&J Benefit Plans (other than any equity-compensation plans) by all Kenvue Employees terminated as of immediately prior to the Standup Date and each member of the Kenvue Group ceased to be a participating employer under the terms of such J&J Benefit Plans as of such time.
SECTION 2.05.    Non-Termination of Employment or Benefits. Except as otherwise required by applicable Law or an Individual Agreement, neither this Agreement, the Separation Agreement nor any Ancillary Agreement shall be construed to create any right or accelerate any entitlement to any compensation or benefit on the part of any J&J Employee, Kenvue Employee or Former Employee. Without limiting the generality of the foregoing, except as otherwise required by applicable Law or an Individual Agreement, neither the Initial Public Offering, the Second Step Transaction nor the transfers of employment contemplated by Section 2.01 shall cause any individual to be deemed to have incurred a termination of employment or to have created any entitlement to any severance payments or benefits or the commencement of any other benefits under any J&J Benefit Plan or any Kenvue Benefit Plan. Neither the Initial Public Offering nor the Second Step Transaction shall constitute a “change in control” (or term of similar meaning) for purposes of any J&J Benefit Plan or any Kenvue Benefit Plan.
SECTION 2.06.    Power to Amend. Subject to the Parties’ compliance with the remaining terms of this Agreement, nothing in this Agreement shall prevent any member of the Kenvue Group or any member of the J&J Group from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Kenvue Benefit Plan or J&J Benefit Plan, any benefit under any Kenvue Benefit Plan or J&J Benefit Plan or any trust, insurance policy or funding vehicle related to any Kenvue Benefit Plan or J&J Benefit Plan, as applicable.
SECTION 2.07.    No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any J&J Employee or Kenvue Employee. Except as otherwise expressly provided in this Agreement, this Agreement shall not limit the ability of any member of the Kenvue Group or any member of the J&J Group to change the position, compensation or benefits of any of its employees for performance-related, business or any other reasons or require any such entity to continue the employment of any such employee for any period of time; provided, however, that in the event of any such termination of employment or modification of the terms and conditions of employment, any associated Liabilities shall be Kenvue Employee Liabilities or J&J Employee Liabilities, as applicable.
SECTION 2.08.    Service Providers. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall not apply to any Service Providers, and all actual or potential Liabilities relating to Service Providers, including (a) Liabilities relating to the misclassification of any individual as a Service Provider and not as an employee, (b) Liabilities for Taxes (including Employment Taxes), (c) accounts payable owed to any Service Provider and (d) any claims made by any Service Provider with respect to benefits under any Benefit Plan, shall be allocated among the members of the Kenvue Group and the members of the J&J Group in accordance with the cost center to which such Service Provider’s services are or were charged and/or the method of allocating the costs and expenses of such services as in effect as of the date such Liabilities are incurred (or as of the date of the termination of such Service Provider’s services, if earlier).
SECTION 2.09.    Transition Services. Notwithstanding anything in this Agreement to the contrary regarding any obligation of the members of the Kenvue Group to have established any Kenvue Benefit Plans as of the Standup Date and for Kenvue Employees and their dependents to have generally ceased participation in J&J Benefit Plans as of the Standup Date, the Parties have agreed pursuant to the TSA to allow for the later establishment of certain Kenvue Benefit Plans and permit the continued participation of Kenvue Employees and their dependents in the corresponding J&J Benefit Plans for a limited period of time following the Initial Public Offering.
SECTION 2.10.    Personnel Records. Transmission, access to, storage, retention and the use of any information and records regarding the employment and personnel matters of the J&J Employees, Kenvue Employees and Former Employees (collectively, “Employment Records”) shall be governed by Article VII of the Separation Agreement, except as otherwise explicitly provided herein. The J&J Group shall, subject to applicable Law, collect and transfer to the Kenvue Group all Employment Records primarily relating to the Kenvue Employees; provided that, (a) the collection and transfer of any Employment Records shall be subject to (i) any restrictions or review and approval procedures required by any Collective Bargaining Agreement or (ii) where the J&J Group determines it to be necessary or desirable, review and approval by any works council or other employee representative body, (iii) the DTSA for all transfer of Data (as such terms are defined in the IPA) in the Employment Records and (iv) the DPA in the event such collection or transfer of Employment Records involves the processing of any Personal Information (as such term is defined in the IPA); and (b) the J&J Group shall not be required to collect and transfer any Employment Records where it determines, in its reasonable discretion, that it is not practical to do so, such as in the case of intermingled hard-copy records. Following the Distribution Date, the Kenvue Group may reasonably request the collection and transfer of any additional Employment Records primarily related to the Kenvue Employees, and the J&J Group shall use commercially reasonable efforts to fulfill any such request, taking into consideration applicable Law, the requirements of any Collective Bargaining Agreement, the requirements and requests of any works council or other employee representative body and the effort involved in collecting and transferring such Employment Records, including in separating any intermingled Employment Records. The J&J Group shall be permitted to retain copies of all Employment Records transferred to the Kenvue Group, except where prohibited by applicable Law. The Kenvue Group shall indemnify and hold harmless the J&J Group from and against any and all Liabilities that arise from the Kenvue Group’s possession or use of any transferred Employment Records
SECTION 2.11.    Deferred Markets. Notwithstanding anything in this Agreement to the contrary, (a) J&J may, in its sole discretion, determine that any individual who is employed by a member of the J&J Group in a Deferred Market and provides services to the Kenvue Business will be considered a Kenvue Employee for all purposes of this Agreement (a “Deferred Market Employee”), (b) in the event any member of the J&J Group incurs any Liabilities in connection with providing such Deferred Market Employee any compensation or benefits following the Separation or continuing to employ such Deferred Market Employee following the Separation, such Liabilities shall, without duplication, be considered Kenvue Liabilities for purposes of the Separation Agreement unless otherwise agreed and (c) in the event a member of the J&J Group hires additional employees in order to replace a departed Deferred Market Employee or at the request of Kenvue to provide services to the Kenvue Business in a Deferred Market, then such employees shall be considered Kenvue Employees for all purposes of this Agreement.
ARTICLE III
Collective Bargaining Agreements
SECTION 3.01.    Continuity and Performance of Agreements. (a) From and after the Separation Date (or such other date as is required by applicable Law), to the extent one or more members of the Kenvue Group becomes, or may become, a successor employer to the applicable member of the J&J Group under a Kenvue CBA pursuant to applicable Law or the terms of such Kenvue CBA, then such members hereby agree to become a successor employer to such Kenvue CBA, to comply with, honor and fulfil their obligations under such Kenvue CBA and that such members assume responsibility for, and J&J or the relevant member of the J&J Group shall cease to be responsible for or to otherwise have any Liability in respect of, such Kenvue CBA to the extent it pertains to any Kenvue Employee. To the extent the foregoing sentence is not applicable with respect to a Kenvue CBA, then, with respect to the Kenvue Employees subject to such Kenvue CBA, the members of the Kenvue Group shall be responsible for, and shall comply with, all obligations under applicable Law relating to collective bargaining and representation, including any that may be triggered as a result of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement, and shall indemnify the members of the J&J Group from any failure to so comply and for any obligations to such Kenvue Employees that may arise under the Kenvue CBAs on or after the Standup Date.
(b)    To the extent required by applicable Law, any Kenvue CBA, J&J CBA or any other Collective Bargaining Agreement, each Party shall cooperate and consult in good faith to provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Initial Public Offering or the Second Step Transaction.

ARTICLE IV
Welfare Plans; Workers Compensation
SECTION 4.01.    Welfare Plans. (a)   The Parties agree and acknowledge that, except as otherwise provided in any Ancillary Agreement, as of the Standup Date, one or more members of the Kenvue Group have established or caused to be established Welfare Plans for the benefit of the Kenvue Employees and their dependents, including any former Kenvue Employees and their dependents (each such plan, a “Kenvue Welfare Plan”).
(b)    Participation in Kenvue Welfare Plans. The Parties agree and acknowledge that, except as otherwise provided in any Ancillary Agreement, as of the Standup Date, the Kenvue Employees shall have become eligible to participate in the Kenvue Welfare Plans, subject to the terms of such plans and such other terms as to which the Parties may agree. The Kenvue Group has caused, or shall cause the Kenvue Welfare Plans to, (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations and any evidence of insurability requirements applicable to any Kenvue Employees and their dependents, other than such limitations, exclusions, conditions and requirements that were in effect with respect to such Kenvue Employees as of immediately prior to the date the applicable Kenvue Employee commenced participation in the Kenvue Welfare Plans, in each case under the applicable J&J Welfare Plan, and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by the Kenvue Employees under the applicable J&J Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such Kenvue Welfare Plans for the plan year in which the applicable Kenvue Employee commenced participation in the Kenvue Welfare Plans; provided, that there shall be no duplication of benefits for Kenvue Employees under such Kenvue Welfare Plans.
(c)    Claims Incurred. For purposes of this Agreement, including Section 2.03, claims shall be considered to be incurred as follows: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (ii) short-term and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.
(d)    No Transfer of Assets Pertaining to Welfare Plans. Nothing in this Agreement shall require any member of the J&J Group or any J&J Welfare Plan to transfer Assets or reserves with respect to the J&J Welfare Plans to any member of the Kenvue Group or any Kenvue Welfare Plan.
SECTION 4.02.    Workers Compensation Claims. (a) One or more members of the Kenvue Group has established, caused to be established, or as soon as practicable after the date of this Agreement shall establish or cause to be established, a workers compensation plan (each, an “Kenvue Workers Compensation Plan”) for the benefit of Kenvue Employees (the date such plan is effective, the “WC Effective Date”). In the case of any workers compensation claims of any Kenvue Employee in respect of his or her employment with the J&J Group or the Kenvue Group, such claim shall be covered (i) under the applicable J&J Workers Compensation

Plan if the event giving rise to the claim (the “Workers Compensation Event”) occurred prior to the WC Effective Date and (ii) under the applicable Kenvue Workers Compensation Plan if the Workers Compensation Event occurs on or after the WC Effective Date. If the Workers Compensation Event occurs over a period both preceding and following the WC Effective Date, the claim shall be covered under the applicable Kenvue Workers Compensation Plan; provided that, to the extent that the claim cannot be covered under a Kenvue Workers Compensation Plan, then the J&J Group shall use commercially reasonable efforts to have such claim covered under a J&J Workers Compensation Plan.
(b)    Without limiting the generality of Section 6.02 of the Separation Agreement, to the extent that the J&J Group is required to pay any amounts or incurs any costs in connection with a workers compensation claim that is a Kenvue Employee Liability, then the Kenvue Group shall, promptly following the J&J Group providing a reasonably detailed written statement of such amounts and costs, reimburse the J&J Group for such amounts and costs. Notwithstanding anything in this Agreement to the contrary, in the event that a Workers Compensation Event occurs over a period during which the applicable J&J Employee, Kenvue Employee or Former Employee provided services to the J&J Business and the Kenvue Business, then the Liabilities relating to such Workers Compensation Event shall be equitably apportioned between the J&J Group and the Kenvue Group based upon the relative periods of time with respect to such Workers Compensation Event that the applicable individual provided services to the J&J Business or the Kenvue Business, as applicable.
ARTICLE V
Pension Plans
SECTION 5.01.    General. Each Kenvue Employee who was actively accruing benefits under a J&J Pension Plan immediately prior to the Standup Date (an “Active Participant”) (or who would have been an Active Participant in a J&J U.S. Pension Plan except for the fact that such Kenvue Employee had not yet satisfied the applicable age or waiting period requirements (each such employee, a “U.S. Pension Entry Period Kenvue Employee”)) shall continue to be credited with service in such plan through the Distribution Date, subject to such Kenvue Employee remaining employed in a position that would be covered by the applicable J&J Pension Plan if not for the transfer of such position to the Kenvue Group; provided that, such continued service credit shall cease with respect to any Kenvue Employee (a) who commences participation in a Transferring Pension Plan (as defined below) or any defined benefit pension plan that is maintained or contributed to by a member of the Kenvue Group, and that the Kenvue Group is expected to continue to maintain or contribute to following the Distribution Date, (b) to the extent determined, in its sole discretion, by J&J or (c) to the extent required under the terms of the applicable J&J Pension Plan or applicable Law.
SECTION 5.02.    Non-Transferring Pension Plans. Notwithstanding anything in this Agreement, the Separation Agreement or any other Ancillary Agreement to the contrary, the J&J Group shall retain sponsorship of each J&J Pension Plan that is not a Transferring Pension Plan (a “Non-Transferring Pension Plan”), including each J&J U.S. Pension Plan, and all Assets and Liabilities arising out of or relating to such Non-Transferring Pension Plans, including those relating to Kenvue Employees and any Former Employee who was primarily providing services to the Kenvue Business as of the date of his or her termination of employment. Following the Separation Date, J&J and Kenvue shall use commercially reasonable efforts to cooperate in administering the Non-Transferring Pension Plans in connection with providing benefits to Kenvue Employees in accordance with the terms of the Non-Transferring Pension Plans and this Agreement, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.
SECTION 5.03.    Transferring Pension Plans. (a) With respect to each J&J Non-U.S. Pension Plan that is maintained in, or is contributed to in respect of current or former employees who are or were principally employed in, any jurisdiction where Assets and/or Liabilities arising out of or relating to such J&J Non-U.S. Pension Plan are required to transfer to one or more members of the Kenvue Group under applicable Law as a result of the Initial Public Offering or the Second Step Transaction, or where a transfer of Assets and/or Liabilities upon such event is otherwise agreed between the Parties (each a “Transferring Pension Plan”), the Parties shall cooperate to ensure that, on or prior to the Initial Public Offering or the Distribution Date, as applicable, one or more members of the Kenvue Group shall establish or cause to be established any Benefit Plan, including any related trust, necessary to accept such required or agreed upon transfer of Assets and Liabilities and with terms that, unless otherwise agreed between the Parties, are substantially comparable in the aggregate to those of the applicable J&J Non-U.S. Pension Plan to the extent such terms are applicable to Kenvue Employees (each, a “Kenvue Pension Plan”). The Liabilities and/or Assets to be transferred in accordance with the foregoing shall be determined on a plan-by-plan, country-by-country (or, if required by applicable Law, other jurisdiction-by-jurisdiction) basis and shall be equal to the amount required to be transferred by applicable Law or as otherwise agreed between the Parties, and the members of the Kenvue Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, such transferring Liabilities.
(b)    Indemnification. In the event that any transfer of Liabilities and/or Assets pursuant to this Section 5.03 occurs after the Initial Public Offering, the Kenvue Group shall indemnify, defend and hold harmless the members of the J&J Group and the applicable Transferring Pension Plan from and against any and all Liabilities relating to, arising out of or resulting from such delayed transfer, including (1) the administrative costs and expenses incurred by the J&J Group or the Transferring Pension Plan relating to the continued participation of any Kenvue Employees and each of their beneficiaries in the Transferring Pension Plan after the Initial Public Offering, (2) other Liabilities incurred by the J&J Group or the Transferring Pension Plan as a result of the J&J Group permitting the Kenvue Employees and each of their beneficiaries to participate in the Transferring Pension Plan after the Initial Public Offering, (3) Liabilities incurred by the J&J Group or the Transferring Pension Plan as a result of the termination of employment of, or changes to the employment terms of, any Kenvue Employee by the Kenvue Group after the Initial Public Offering and (4) in the event that any transaction contemplated by such arrangement requires the consent of any Kenvue Employee, any payments or benefits that the J&J Group makes or provides to such Kenvue Employee in order to obtain such consent, as reasonably determined by the J&J Group after consultation with the Kenvue Group.

SECTION 5.04.    U.S., Puerto Rico, and Canada Benefits Bridge. Each Kenvue Employee who is an Active Participant in, or is a U.S. Pension Entry Period Kenvue Employee in an eligible position with respect to, a J&J U.S. Pension Plan as of immediately prior to the Distribution Date (each, a “U.S. Pension Kenvue Employee”) shall be given service credit under such J&J U.S. Pension Plan through December 31, 2023 for all purposes (including benefit accruals), as if he or she had remained employed by the J&J Group in an eligible position through such date (but based on his or her estimated pension-eligible compensation level as in effect at the Distribution Date, as determined by J&J in its sole discretion). For the avoidance of doubt, each U.S. Pension Entry Period Kenvue Employee who is actively employed in an eligible position as of immediately prior to the Distribution Date shall be deemed to have satisfied the eligibility requirements in the applicable J&J U.S. Pension Plan as of such date. In addition, each U.S. Pension Kenvue Employee shall be given service credit under the applicable J&J U.S. Pension Plan through the earlier of (a) the fifteenth anniversary of the Distribution Date and (b) the date such Kenvue Employee first ceases to be an employee of Kenvue and its Affiliates (such earlier date, the “Pension Bridge Date”), for purposes of vesting and early retirement subsidies under the applicable J&J U.S. Pension Plan (but not for purposes of benefit accrual). Each Kenvue Employee (other than any Kenvue Employee based in Quebec, as determined by J&J) who is an Active Participant in the J&J Canadian Pension Plan as of immediately prior to the Distribution Date shall be given service credit under such plan through the applicable Pension Bridge Date for purposes of vesting and early retirement subsidies under such plan (but not for purposes of eligibility or benefit accrual). For purposes of the post-Distribution Date service credit provided pursuant to this Section 5.04 or Section 10.01, employment with Kenvue and its Affiliates shall not include service with a successor employer or with a former member of the Kenvue Group following any subsequent acquisition, divestiture, spinoff or other corporate transaction involving the Kenvue Group. The Kenvue Group shall bear the estimated cost of the post-Standup Date service credit provided for under Section 5.04 and the post-Standup Date service credit provided for under Section 10.01 in such amounts and via such processes as determined by J&J in its reasonable discretion.
ARTICLE VI
Defined Contribution Plans
SECTION 6.01.    Establishment of Kenvue U.S. Savings Plan. The Parties acknowledge and agree that one or more members of the Kenvue Group has established or caused to be established one or more defined contribution plans and trusts with respect to each J&J U.S. Savings Plan for the benefit of the Kenvue Employees (each such plan, a “Kenvue U.S. Savings Plan”). The members of the Kenvue Group have taken, or shall take, all necessary and appropriate actions to establish, maintain and administer the Kenvue U.S. Savings Plans so that they qualify under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code or, to the extent applicable, the applicable provisions of the Internal Revenue Code of Puerto Rico and the regulations and guidance thereunder (the “Puerto Rico Code”).

SECTION 6.02.    Transfer and Assumption of Liabilities. Subject to the transfer of Assets described in Section 6.03, the Parties acknowledge and agree that, effective as of the Standup Date or such later date to which the Parties have mutually agreed (the “Savings Plan Transfer Date”), members of the Kenvue Group and the applicable Kenvue U.S. Savings Plan have assumed and become solely responsible for all Liabilities under the corresponding J&J U.S. Savings Plan for or relating to Kenvue Employees. From and after the Standup Date, the members of the Kenvue Group are responsible for all ongoing rights of or relating to Kenvue Employees for future participation (including the right to make contributions through payroll deductions) in the Kenvue U.S. Savings Plans. Kenvue shall take all necessary action, if any, to qualify the Kenvue U.S. Savings Plans under the applicable provisions of the Code or the Puerto Rico Code and shall make any and all filings and submissions to the appropriate Governmental Authority required to be made by it in connection with the transfer of Assets described in Section 6.03.
SECTION 6.03.    Trust to Trust Transfer of Assets. Members of the J&J Group have caused, or as soon as practical following the Initial Public Offering shall cause, the account balances (including outstanding loan balances, if any) in each J&J U.S. Savings Plan (or its related trust) attributable to Kenvue Employees to be transferred in cash and in-kind (including participant loans) to the applicable Kenvue U.S. Savings Plan (or its related trust), and members of the Kenvue Group have caused, or shall cause, the applicable Kenvue U.S. Savings Plan (or its related trust) to accept such transfer of account balances (including participant loans). Such transfers shall be conducted in accordance with applicable Law (including, to the extent applicable, Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the Puerto Rico Code). Without limiting the generality of the foregoing, the fiduciaries of the Kenvue U.S. Savings Plans and the J&J U.S. Savings Plans shall cooperate in good faith to effect the transfers contemplated by this Section 6.03 in an efficient and effective manner and in the best interests of participants and beneficiaries, including determining whether and to what extent any investments held under the J&J U.S. Savings Plans (other than participant loans) shall be transferred in-kind or, liquidated prior to the date of such transfer in order to enable the value of such investments to be transferred to the Kenvue U.S. Savings Plans in cash or cash equivalents.
SECTION 6.04.    Stock Fund Considerations. (a)  To the extent that the Kenvue U.S. Savings Plans hold shares of J&J Common Stock, such shares shall be held in one or more stock funds under the applicable Kenvue U.S. Savings Plan, subject to such limitations (including the ability to dispose of such shares of J&J Common Stock in accordance with the terms of the Kenvue U.S. Savings Plans), or the removal of such stock fund, in each case, as determined solely by Kenvue or the applicable fiduciary of the Kenvue U.S. Savings Plan.
(b)    J&J and Kenvue shall assume sole responsibility for ensuring that their respective savings plans are maintained in compliance with applicable Laws (including the fiduciary requirements under ERISA) with respect to holding shares of their respective common stock and common stock of the other Party.

SECTION 6.05.    Limitation of Liability. For the avoidance of doubt, members of the J&J Group shall have no responsibility for any failure of any member of the Kenvue Group to properly administer the Kenvue U.S. Savings Plans in accordance with their terms and applicable Law, including any failure to properly administer the accounts of Kenvue Employees and their respective beneficiaries.
SECTION 6.06.    Non-U.S. Defined Contribution Plans. Except as otherwise agreed by the Parties, J&J and Kenvue agree to use commercially reasonable efforts to treat each J&J Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United States (each, a “Non-U.S. DC Plan”) in a manner that is consistent with applicable Law and, to the extent practicable, the general principles of this Article VI, such that the members of the Kenvue Group shall assume and be solely responsible for all Liabilities under the Non-U.S. DC Plans for or relating to Kenvue Employees, subject to the transfer of any Assets under such Non-U.S. DC Plan for or relating to Kenvue Employees.
ARTICLE VII
Equity-Based Incentive Compensation Awards
SECTION 7.01.    Kenvue Stock Plan. Prior to the Initial Public Offering, the Kenvue Group shall adopt, establish and maintain an equity compensation plan (the “Kenvue Stock Plan”); provided that, the Kenvue Group shall not grant any equity-based incentive compensation awards pursuant to the Kenvue Stock Plan or otherwise prior to the Distribution Date without J&J’s prior written consent.
SECTION 7.02.    Restricted Share Unit Awards. Each J&J RSU Award held as of immediately prior to the Distribution by any current Kenvue Employee as of the Distribution shall be converted into a Kenvue restricted share unit award granted under the Kenvue Stock Plan (a “Substitute Kenvue RSU Award”). The number of shares of Kenvue Common Stock subject to the Substitute Kenvue RSU Award shall be equal to the number of shares of J&J Common Stock subject to the J&J RSU Award as of immediately prior to the Distribution multiplied by the Kenvue Conversion Ratio, rounded to the nearest whole share. Each Substitute Kenvue RSU Award shall have substantially the same terms and conditions (including vesting schedule) as the corresponding J&J RSU Award to which it relates, except as provided herein, and shall continue to vest based on continued service with the Kenvue Group.
SECTION 7.03.    Performance Share Unit Awards. Each J&J PSU Award held as of immediately prior to the Distribution by any current Kenvue Employee as of the Distribution shall be replaced with a Substitute Kenvue RSU Award. The number of shares of Kenvue Common Stock subject to the Substitute Kenvue RSU Award shall be equal to (a) the number of shares of J&J Common Stock subject to the J&J PSU Award as of immediately prior to the Distribution assuming achievement of performance targets based on (i) in the case of any J&J PSU Award with two completed fiscal years in the performance period, the actual level of performance during such fiscal years, as determined by J&J, and (ii) in the case of any other J&J PSU Award, the target level of performance, multiplied by (b) the Kenvue Conversion Ratio, rounded to the nearest whole share. Each Substitute Kenvue RSU Award shall have substantially the same terms and conditions (including time-vesting schedule) as the corresponding J&J PSU Award to which it relates, except as provided herein and such award shall no longer be subject to performance-vesting conditions, and shall continue to vest based on continued service with the Kenvue Group.
SECTION 7.04.    Option Awards. Each J&J Option Award held as of immediately prior to the Distribution, whether vested or unvested, by any current Kenvue Employee as of the Distribution shall be converted into an option to purchase shares of Kenvue Common Stock granted under the Kenvue Stock Plan (a “Substitute Kenvue Option Award”). The number of shares of Kenvue Common Stock subject to the Substitute Kenvue Option Award shall be equal to (a) the number of shares of J&J Common Stock issuable upon the exercise of the J&J Option Award as of immediately prior to the Distribution multiplied by (b) the Kenvue Conversion Ratio, rounded down to the nearest whole share. Each Substitute Kenvue Option Award shall have a per-share exercise price equal to the (i) the per-share exercise price of the corresponding J&J Option Award immediately prior to the Distribution, divided by (ii) the Kenvue Conversion Ratio, rounded up to the nearest cent. Each Substitute Kenvue Option Award shall have substantially the same terms and conditions (including vesting schedule) as the corresponding J&J Option Award to which it relates, except as provided herein, and shall continue to vest based on continued service with the Kenvue Group.
SECTION 7.05.    Approval and Terms of Equity Awards. Notwithstanding the foregoing, equity-based incentive compensation awards made under the Kenvue Stock Plan pursuant to Kenvue’s obligations under this Agreement shall take into account all employment and service with both J&J and Kenvue, and their respective Subsidiaries and Affiliates, for purposes of determining when such awards vest and terminate. The Kenvue Group shall be solely responsible for all Liabilities with respect to the Kenvue Stock Plan, including the Substitute Kenvue RSU Awards and the Substitute Kenvue Option Awards.
SECTION 7.06.    Compliance with Applicable Law. The Parties shall take all actions necessary or appropriate so that the equity-based incentive compensation awards granted under the J&J Stock Plans and outstanding as of immediately prior to the Distribution shall be treated as set forth in this Article VII. The adjustment or conversion of any equity-based incentive compensation award shall be effectuated in a manner that is intended to preserve the economic value of the award on the Distribution Date and complies with applicable Law and avoids the imposition of any penalty or other Taxes on the holders thereof pursuant to Section 409A of the Code.
SECTION 7.07.    Equity Awards Granted in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Article VII, the provisions of this Article VII may be modified by the Parties to the extent necessary to address legal, regulatory or Tax issues or requirements and/or to avoid undue cost or administrative burden arising out of the application of this Article VII to equity-based incentive compensation awards subject to non-U.S. Laws, including in the case of Deferred Market Employees.
SECTION 7.08.    Other Disposition. In the event the Second Step Transaction is accomplished via an Other Disposition, the Parties shall cooperate to amend this Article VII in order to accomplish the objectives of this Article VII to the extent practicable in connection with such Other Disposition.
ARTICLE VIII
Certain Other Arrangements
SECTION 8.01.    Annual Incentive Awards.
(a)    If not paid prior to the date of this Agreement, awards payable under annual incentive programs for calendar year 2022 to Kenvue Employees shall be paid in the ordinary course of business consistent with J&J’s policies and procedures as in effect from time to time.
(b)    Following the date of this Agreement and through the Distribution Date, the Kenvue Employees shall participate in annual incentive programs for calendar year 2023 established by the J&J Group for J&J Employees (collectively, the “2023 AIPs”); provided that, the performance metrics for the 2023 AIPs shall consist entirely of metrics related to the Kenvue Business and individual performance metrics. From and after the Distribution Date, the Kenvue Group shall assume the 2023 AIPs with respect to the Kenvue Employees (to the extent not fully paid out before the Distribution Date) and be responsible for the administration and payment of all annual incentives earned thereunder and the J&J Group shall have no Liability in respect of such annual incentives.
SECTION 8.02.    Restrictive Covenants in Individual Agreements. To the extent permitted under applicable Law, following the Distribution Date, the Kenvue Group shall be considered to be successors to the J&J Group for purposes of all agreements containing restrictive covenants (including confidentiality provisions) between the J&J Group and any Kenvue Employee executed prior to the Distribution Date such that the J&J Group and the Kenvue Group shall each enjoy the rights and benefits under such agreements, with respect to their respective business operations; provided, however, that (a) in no event shall the J&J Group be permitted to enforce any restrictive covenants against any Kenvue Employees (determined as of the Distribution Date) in their capacity as employees of the Kenvue Group and (b) in no event shall the Kenvue Group be permitted to enforce any restrictive covenants against any J&J Employees (determined as of the Distribution Date) in their capacity as employees of the J&J Group.
SECTION 8.03.    Severance.
(a)    Without limiting the generality of the definition of Kenvue Employee Liabilities, any severance that becomes payable on or after the Separation Date to (i) any Kenvue Employee or (ii) any Former Employee who was primarily providing services to the Kenvue Business as of the date of his or her termination of employment, in each case, under any severance plan, program, agreement or arrangement (whether of the J&J Group, the Kenvue

Group or otherwise) shall be a Kenvue Employee Liability and the J&J Group shall have no Liability in respect of such severance.
(b)    It is not intended that any Kenvue Employee will be eligible for severance payments from the J&J Group or the Kenvue Group as a result of the transfer or change of employment from the J&J Group to the Kenvue Group or from the Kenvue Group to the J&J Group or the occurrence of the Initial Public Offering or the Second Step Transaction; provided that, in the event any Liabilities are incurred as a result of any claim for severance or other similar payments or benefits incurred in connection with any such transfer or change of employment or the occurrence of the Initial Public Offering or the Second Step Transaction, such Liabilities shall be J&J Employee Liabilities or Kenvue Employee Liabilities, as applicable.
SECTION 8.04.    Vacation and Other Paid Time Off. Effective as of the Separation Date, a member of the Kenvue Group shall assume any Liability for vacation and other paid time-off benefits accrued or earned (but not yet taken) by the Kenvue Employees as of immediately prior to the Separation Date (after taking into account any such benefits that are forfeited on the Separation Date under the applicable policy of the J&J Group) or accrued or earned by Kenvue Employees thereafter, and shall be obligated to reimburse the members of the J&J Group with respect to required payments to the Kenvue Employees by the J&J Group in lieu of such vacation or other paid time-off benefits pursuant to applicable Law or any Kenvue CBA.
SECTION 8.05.    Non-Solicitation / No-Hire. Except as otherwise agreed by the Parties, for the period beginning on March 13, 2023 and ending on the date that is eighteen months following the Distribution Date, (a) no member of the Kenvue Group shall solicit for employment or hire (as an employee, consultant or otherwise) any J&J Restricted Employee and (b) no member of the J&J Group shall solicit for employment or hire (as an employee, consultant or otherwise) any Kenvue Restricted Employee. Notwithstanding any of the foregoing provisions of this Section 8.05 to the contrary, this Section 8.05 shall not restrict general, customary employment advertisements and recruiting efforts that are not targeted at, as applicable, J&J Restricted Employees or Kenvue Restricted Employees. If a final and non-appealable judicial determination is made that any provision of this Section 8.05 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 8.05 shall not be rendered void but shall be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.
ARTICLE IX
Non-Qualified Deferred Compensation
SECTION 9.01.    Treatment of J&J Non-Qualified Plans. (a)  Except as set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement to the contrary, as otherwise agreed by the Parties or as required by applicable Law, the J&J Group shall retain sponsorship of each J&J Non-Qualified Plan and all Assets and Liabilities arising out of or relating to such J&J Non-Qualified Plans, including those relating to Kenvue Employees (to the extent accrued and vested under the terms of the applicable plans). Following the Separation Date, J&J and Kenvue shall use commercially reasonable efforts to cooperate in administering the J&J Non-Qualified Plans in connection with providing payments to Kenvue Employees in accordance with the terms of the J&J Non-Qualified Plans, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties. Without limiting the generality of the foregoing, Kenvue shall notify J&J of the occurrence of (i) any payment event with respect to a Kenvue Employee under a J&J Non-Qualified Plan and (ii) a “separation from service” under Section 409A of the Code of any Kenvue Employee who participates in a J&J Non-Qualified Plan, whether or not such separation from service is a payment event, in each case, as promptly as practicable but in no event later than thirty days thereafter, and shall promptly provide to J&J any other relevant information reasonably requested by J&J for purposes of administering payments pursuant to the J&J Non-Qualified Plans to Kenvue Employees. In the event of a subsequent acquisition, divestiture, spinoff or other corporate transaction involving the Kenvue Group that is not treated as a “separation from service” under the J&J Non-Qualified Plans, Kenvue shall use best efforts to ensure comparable cooperation from the successor employer.
(b)    Establishment of Kenvue Excess Savings Plans. The Parties acknowledge and agree that Kenvue has established, or caused a member of the Kenvue Group to establish, an excess savings plan (the “Kenvue Excess Savings Plan”) that provides terms and conditions substantially similar to the terms and conditions of the J&J Excess Savings Plan.
(c)    Transfer and Assumption of Excess Savings Plan Liabilities. The Parties acknowledge and agree that Kenvue has assumed all Liabilities attributable to the Kenvue Employees under the J&J Excess Savings Plan. To the extent permitted by applicable Law, Kenvue has caused the Kenvue Excess Savings Plan to recognize and maintain, to the extent applicable, all elections (including distribution and investment elections) and beneficiary designations with respect to Liabilities transferred from the J&J Excess Savings Plan until a new election that by its terms supersedes the original election is made by the applicable Kenvue Employee in accordance with applicable Law and the terms and conditions of the Kenvue Excess Savings Plan.
(d)    No Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement shall trigger a payment or distribution of compensation under the J&J Non-Qualified Plans, the J&J Excess Savings Plan or the Kenvue Excess Savings Plan for any participant therein and, consequently, the payment or distribution of any compensation to which any such participant is entitled under such plan shall occur upon such participant’s separation from service from the Kenvue Group or the J&J Group, as applicable, or at such other time as provided pursuant to the terms of the J&J Non-Qualified Plans, the J&J Excess Savings Plan or the Kenvue Excess Savings Plan.

ARTICLE X
Retiree Plans
SECTION 10.01.    Treatment of J&J U.S., Puerto Rico and Canada Retiree Plans. Each Kenvue Employee who (a) immediately prior to the Standup Date is eligible to participate in the J&J medical plan for active employees in the U.S., Puerto Rico or Canada, as applicable to such Kenvue Employee and (b) remains an employee of the Kenvue Group through the Distribution Date, shall be given service credit for continuous service with the Kenvue Group following the Distribution Date through the earlier of (i) the fifteenth anniversary of the Distribution Date and (ii) the date such Kenvue Employee first ceases to be an employee of the Kenvue Group, solely for purposes of determining eligibility (but not premium amounts) under the J&J Retiree Plan(s) maintained for former employees who served in the U.S., Puerto Rico or Canada, as applicable to such Kenvue Employee (in each case, subject to the terms of such plan(s) as in effect from time to time).
ARTICLE XI
Cooperation; Payroll Services; Liabilities/Assets and Actions; Access to Information; Confidentiality; Tax Deductions
SECTION 11.01.    Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement; provided that, J&J shall determine in its sole discretion which (if any) Tax or securities filings, rulings or other actions to pursue prior to the Distribution Date regarding the treatment of J&J Equity Awards in connection with the Second Step Transaction; provided further, that any Liabilities that may be incurred as a result of the Parties taking or failing to take any such actions (including in respect of the continuing service credit provided under Sections 5.04 and 10.01) shall be Kenvue Employee Liabilities or J&J Employee Liabilities, as applicable. Without limiting the generality of the preceding sentence, the Parties shall cooperate (a) in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) in connection with any audits of their respective payroll services (whether by a Governmental Authority in the United States or otherwise) in connection with the services provided by one Party to the other Party, (c) in connection with administering the J&J Benefit Plans and Kenvue Benefit Plans and (d) in good faith in connection with notifications to and consultations with works councils, labor unions and other employee representatives of employees of the J&J Group and the Kenvue Group. The obligations of the J&J Group and the Kenvue Group to cooperate pursuant to this Section 11.01 shall remain in effect until the later of (i) the date all audits of all Benefit Plans of one Party with respect to which the other Party may have Information have been completed and (ii) the date the applicable statute of limitations with respect to such audits has expired. The J&J Group and the Kenvue Group shall indemnify, defend and hold harmless the members of the Kenvue Group or the members of the J&J Group, as applicable, from and against any and all Liabilities incurred by the Kenvue Group or the J&J Group, as applicable, that arise out of or result from the failure of the J&J Group or the Kenvue

Group (or successor employer), as applicable, to provide the cooperation described in this Section 11.01 on a timely basis.
SECTION 11.02.    Payroll Services. Subject to the obligations of the Parties as set forth in the TSA or RTSA, as applicable, as of the Standup Date, (a) the members of the Kenvue Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the Kenvue Employees and for any Liabilities with respect to garnishments of the salary and wages thereof and (b) the members of the J&J Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the J&J Employees and Former Employees and for any Liabilities with respect to garnishments of the salary and wages thereof.
SECTION 11.03.    Liabilities/Assets and Actions. Any Liabilities to be assumed or retained by the Kenvue Group or the J&J Group pursuant to this Agreement shall be, respectively, Kenvue Liabilities and J&J Liabilities, in each case, as defined in, and for purposes of, the Separation Agreement. Any Assets to be transferred to or retained by the Kenvue Group or the J&J Group pursuant to this Agreement shall be, respectively, Kenvue Assets and J&J Assets, in each case, as defined in, and for purposes of, the Separation Agreement. Any Actions relating to Benefit Plans, J&J Employees, Kenvue Employees or Former Employees shall be governed by Section 6.12 of the Separation Agreement.
SECTION 11.04.    Access to Information; Confidentiality. Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.
SECTION 11.05.    Tax Deductions. The J&J Group shall be solely entitled to claim any income Tax deduction arising after the Distribution Date with respect to any payment or benefit under any J&J Benefit Plan, including any J&J Stock Plan. The Kenvue Group shall be solely entitled to claim any income Tax deduction arising after the Distribution Date with respect to any payment or benefit under the Kenvue Stock Plan.
ARTICLE XII
Miscellaneous
SECTION 12.01.    Counterparts; Entire Agreement; Corporate Power. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
SECTION 12.02.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Sections 11.02(b) – (f) of the Separation Agreement are hereby incorporated into this Agreement, mutatis mutandis.

SECTION 12.03.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 12.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 12.04.    Third-Party Beneficiaries. Except for the indemnification rights under the Separation Agreement of any J&J Indemnitee or Kenvue Indemnitee in their respective capacities as such (to the extent incorporated herein), (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any Kenvue Employee, J&J Employee or Former Employee, or any beneficiary or dependent thereof) except the Parties any rights or remedies hereunder, (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person (including any Kenvue Employee, J&J Employee or Former Employee, or any beneficiary or dependent thereof) with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement and (c) nothing contained in this Agreement shall be treated as an amendment to any Kenvue Benefit Plan or J&J Benefit Plan or prevent the members of the Kenvue Group or the members of the J&J Group from amending or terminating any Benefit Plans. In the event of a conflict between the terms of this Agreement and a J&J Benefit Plan, the terms of the J&J Benefit Plan shall control.
SECTION 12.05.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the terms of Section 11.05 of the Separation Agreement.
SECTION 12.06.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 12.07.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 12.08.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, Initial Public Offering and the Distribution or Other Disposition, as applicable, and shall remain in full force and effect.
SECTION 12.09.    Specific Performance. Subject to Section 11.12 of the Separation Agreement and notwithstanding the procedures set forth in Article IX of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
SECTION 12.10.    Section 409A. The Parties shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by this Agreement, the Separation Agreement and any other Ancillary Agreement shall not result in adverse Tax consequences under Section 409A of the Code to any Kenvue Employee (or any of their respective beneficiaries), in respect of their benefits under any Benefit Plan.
SECTION 12.11.    Termination. This Agreement may be terminated by J&J at any time, in its sole discretion, prior to the Separation; provided that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms. In the event of any termination of this Agreement in accordance with this Section 12.11, neither of the Parties (or any of their directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.
SECTION 12.12.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of each Party.
SECTION 12.13.    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JOHNSON & JOHNSON,

by

Name:
Title:

KENVUE INC.,

by

Name:
Title: